PSU ELTIP 3 Year CEO COO (2025)
EXHIBIT 10(f)(56)

ELTIP PERFORMANCE SHARE UNIT
AWARD AGREEMENT FOR CEO AND COO
PURSUANT TO
XEROX HOLDINGS CORPORATION
2024 EQUITY AND PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Holdings Corporation, a New York corporation (the “Company”), dated <<Grant Date>>, (the “Grant Date”) in favor of <<First Name>> <<Last Name>> (“Employee”), who is an employee of the Company or of a subsidiary or affiliate thereof (collectively, the “Employer”).

In accordance with the provisions of the Xerox Holdings Corporation 2024 Equity and Performance Incentive Plan and any amendments and/or restatements thereof (the “Plan”), the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Committee”) has authorized the execution and delivery of this Agreement. The operation of this Agreement is conditioned upon its acceptance by Employee as described below.
Terms not defined herein shall have the meanings assigned to them in the Plan.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
1.Award of Performance Share Units. Subject to all terms and conditions of the Plan and this Agreement, the Company hereby awards to Employee, as of the Grant Date, <<Granted Shares>> Performance Share Units (each a “PSU” and collectively, “PSUs”). Notwithstanding anything herein to the contrary, only an active employee or an employee on Short-Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (in each case, pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the Grant Date is eligible to receive this award. The PSUs represent an unfunded, unsecured right to receive shares of Common Stock of the Company, subject to all terms and conditions of the Plan and this Agreement.
2.Award Summary. Entitlement to any payout of shares under this Paragraph 2 is dependent upon the achievement of performance goals, as established and determined by the Committee.
a)In connection with this award of PSUs, the Committee shall establish one or more performance goals and the performance period for each goal, assign a weighting to each goal, and define “threshold,” “target” and “maximum” levels of achievement for each goal.

b)Following the applicable performance period, the Committee shall review performance results and determine a payout factor with respect to each goal. If the Committee determines that a goal was achieved—

(i)at the "target" level, then the payout factor with respect to that goal shall be one hundred percent (100%);

(ii)at the "threshold" level, then the payout factor with respect to that goal shall be fifty percent (50%);

(iii)at or above the "maximum" level, then the payout factor with respect to that goal shall be two hundred percent (200%);

(iv)between the “threshold” and "target" levels, or between the “target” and “maximum” levels, then the payout factor with respect to that goal shall be between 50% and 100% or between 100% and 200%, respectively, in each case calculated on a linear basis; or

(v)below the “threshold” level, then the payout factor with respect to that goal shall be zero (0%).

c)The Committee shall aggregate the payout factors in accordance with their respective weightings to determine the “Vesting Percentage” applicable to this award.

d)As of <<Vesting Date>> (the “Vesting Date”), if the Vesting Percentage is greater than zero, Employee shall become entitled to a number of shares of Common Stock equal to the number of PSUs awarded in Paragraph 1 above multiplied by the Vesting Percentage. Such shares shall be released as soon as practicable following the later of the Vesting Date or the date the Vesting Percentage is determined by the Committee, subject to applicable tax withholding as described in Paragraph 10 below.

Notwithstanding the forgoing, in the event of a Change in Control, any outstanding PSUs (and any dividend equivalents with respect thereto) shall be treated pursuant to the terms of the Plan. If a PSU becomes Nonforfeitable after a Change in Control pursuant to Section 22(b) of the Plan, any performance goal based on return to Company shareholders or share price will be based on actual performance as of the date of the Change in Control. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.

PSU ELTIP 3 Year CEO COO (2025)
EXHIBIT 10(f)(56)

3.Dividend Equivalents. Employee shall become entitled to receive from the Company as of the Vesting Date, a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock, equal to the number of vested shares resulting from the calculation in Paragraph 2 or Paragraph 8, as applicable would have been entitled to receive as dividends on such Common Stock during the period commencing on the Grant Date and ending on the Vesting Date. Payments under this Paragraph shall be made as soon as administratively practicable following the Vesting Date and shall be net of any applicable tax withholding. Notwithstanding anything herein to the contrary, if Employee is no longer employed by his or her Employer on the payment date of the dividend equivalents, and the Employer has determined, with the approval of the Chief Administrative Officer of the Company, that it is not administratively feasible to pay such dividend equivalents, Employee will not be entitled to receive such dividend equivalents.
4.Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to Employee in writing.
5.Holding Requirements. The Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the PSUs (net of withholding tax and any applicable fees) until ownership guidelines are met under Paragraph 4 hereof, subject to any ownership and holding requirements policies established by the Committee from time to time. Such shares shall be held in the Employee’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Employee’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.
If employment terminates due to the death of the Employee, such holding requirements shall cease at the date of death.
6.No Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares of Common Stock associated with this Agreement until the date such shares are released. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are released.
7.Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
8.Effect of Termination of Employment Prior to Vesting Date.
a)Voluntary Termination; Involuntary Termination for Cause. If Employee’s employment with the Employer is involuntarily terminated for Cause (as defined below), or if Employee voluntarily ceases employment with the Employer for any reason except Retirement (as defined below), Disability (as defined below), Termination for Good Reason (as defined in the Xerox Corporation Officer Severance Program) or Employee’s voluntary termination of employment due to a reduction in the workforce, any PSUs that have not vested in accordance with Paragraph 2 shall be cancelled on the date of such termination of employment.
b)Voluntary Termination Due to Retirement, Disability, or Reduction in the Workforce. If the Employee voluntarily terminates employment with the Employer due to Retirement, Disability, or a reduction in the workforce, a prorated portion of the PSUs shall be payable to the Employee, subject to the terms of this Agreement, as of the Vesting Date. Application of this Paragraph 8(b) may, at the discretion of the Company, be contingent upon Employee executing a general release and/or an agreement with respect to non-engagement in detrimental activity, each in a form acceptable to the Company. For purposes of this paragraph 8(b):

(i)The prorated portion of the PSUs as of the termination of employment date shall be determined by multiplying the total number of PSUs granted to the Employee under this Agreement by a fraction, the numerator of which is the number of full months during which the Employee has been continually employed since the Grant Date (in no event to exceed 36) and the denominator of which is 36; and
(ii)full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.
c)Involuntary Termination without Cause; Termination for Good Reason. If the Employee has an involuntary termination of employment with the Employer for reasons other than death, Disability, or for Cause, or has a voluntary termination of employment with the Employer that qualifies as a Termination for Good Reason (as defined in the Xerox Corporation Officer Severance Program), the PSUs shall continue to vest through the Vesting Date set forth in this award and shall be payable to the Employee, subject to the terms of this Agreement, as of the Vesting Date, based upon actual performance as approved by the Compensation Committee without Compensation Committee discretion. Application of this Paragraph 8(c) may, at the discretion of the Company, be contingent upon Employee executing a general release and/or an agreement with respect to non-engagement in detrimental activity, each in a form acceptable to the Company.
(i)Cause. “Cause” shall mean (A) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (B) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (C) rendering services to a

PSU ELTIP 3 Year CEO COO (2025)
EXHIBIT 10(f)(56)

firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (D) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (E) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(ii)Disability. Employee is deemed involuntarily to cease employment with the Employer by reason of “Disability” when Employee has received maximum coverage under an Employer-provided short-term disability plan.
(iii)Retirement. “Retirement” shall mean a termination of employment with retirement status as determined by the Employer, provided that for a U.S. employee, retirement shall mean only a termination of employment with the Employer after attaining age 55 and 10 years of service with the Employer or age 60 and 5 years of service with the Employer.
(iv)Salary Continuance. For purposes of determining the number of PSUs that are vested under this Agreement, the number of full months during which the Employee has been continually employed since the Grant Date shall not include any period of Salary Continuance, unless otherwise determined by the Committee or its authorized delegate at its discretion pursuant to Section 23(a)(ii) of the Plan.
(v)Effect of Releases. Payment will be made as soon as practicable (but not later than 70 days) after the designated payment date except that if the timing of any payment is contingent on employee action, such as execution of a release of claims or agreement, and the specified payment period straddles two calendar years, payment will be made on the second such calendar year.
9.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSUs or the release of shares upon vesting thereof, such shares shall not be released in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable.
10.Taxes. Any payment or release of shares pursuant to this Agreement is subject to applicable tax withholding in accordance with Section 14 of the Plan. No fractional shares shall be issued as a result of such tax withholding; instead, the equivalent of any fractional share amount shall be applied to amounts withheld for taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer
11.Nature of Award. In accepting the award, Employee acknowledges that:
a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the PSUs are subject to modification and adjustment under Section 6(b) of the Plan;
b)the award of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted repeatedly in the past;
c)all decisions with respect to future PSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
d)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PSU and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
e)Employee is voluntarily participating in the Plan;
f)the PSUs and the shares of Common Stock subject to the PSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;

g)the PSUs and the shares of Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;
h)the PSUs and the shares of Common Stock subject to the PSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination,

PSU ELTIP 3 Year CEO COO (2025)
EXHIBIT 10(f)(56)

redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
j)in consideration of the award of the PSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and
k)subject to the provisions in the Plan regarding Change in Control, PSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Amendment of This Agreement. With the consent of Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
14.Subsidiary. As used herein the term ”subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the Grant Date.
15.Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.
16.Recoupments.
a)If Employee is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control, to have engaged in detrimental activity against the Employer, any awards granted to Employee shall be cancelled and be of no further force or effect and any payment or release of shares from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded payment or release of shares, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.
b)Detrimental activity may include:
(i)violating terms of a non-compete agreement with the Employer, if any;
(ii)disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii)violating any rules, policies, procedures or guidelines of the Employer;
(iv)directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v)directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi)engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
c)In compliance with the applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), on July 29, 2023, the Employer adopted the Compensation Recoupment Policy of Xerox Holdings Corporation (“Recoupment Policy”) to implement a mandatory clawback policy in the event of a Restatement, as such term is defined in the Recoupment Policy. Notwithstanding anything herein to the contrary, the Recoupment Policy is incorporated herein by reference.
17.Cancellation and Rescission of Award. Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if Employee is not in compliance with all of the following conditions:

PSU ELTIP 3 Year CEO COO (2025)
EXHIBIT 10(f)(56)

a)Employee shall not render services for any organization or engage directly or indirectly in any business which would cause Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
b)Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by Employee either during or after employment with the Employer.

Notwithstanding the above, the Employer does not in any manner restrict Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

c)Pursuant to any agreement between the Employer and Employee that contains post-employment prohibitions, Employee shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

d)If Employee is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control, to have failed to comply with any of the provisions of this Paragraph 17, any awards granted to Employee shall be cancelled and be of no further force or effect, and any payment or release of shares from six months prior to such failure to comply may be rescinded. In the event of any such rescission, Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded payment or release of shares, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.

18.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, CT 06851-1056, addressed to the attention of Stock Plan Administrator (or such other person specified hereafter by the Company), and if to Employee shall be delivered personally or mailed to Employee at Employee’s address as the same appears on the records of the Company.

19.Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an online or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required, and the award will be cancelled if Employee fails to comply with the Company’s acceptance requirement within six months of the Grant Date.

21.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

22.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 7 to Employee’s personal representatives, legatees or heirs.

23.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, and agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

PSU ELTIP 3 Year CEO COO (2025)
EXHIBIT 10(f)(56)

24.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
25.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
26.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement. Refer to Exhibit 10(f)(58) to Xerox Holdings Corporation's Annual Report on Form 10-K dated February 24, 2025. See SEC File Number 001-39013.
27.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the PSUs, and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.